Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Adolor Corporation

Stephen W. Webster

Senior Vice President, Finance and CFO

(484) 595-1500

ADOLOR CORPORATION REPORTS

THIRD QUARTER 2010 FINANCIAL RESULTS

EXTON, PA, October 28, 2010 — Adolor Corporation (NasdaqGM: ADLR) today reported a net loss of $6.1 million, or $(0.13) per basic and diluted share, for the three months ended September 30, 2010, compared to a net loss of $11.1 million, or $(0.24) per basic and diluted share, for the three months ended September 30, 2009.  For the nine months ended September 30, 2010, Adolor reported a net loss of $23.9 million, or $(0.52) per basic and diluted share, compared to a net loss of $40.9 million, or $(0.88) per basic and diluted share, for the nine months ended September 30, 2009.

Net product sales of ENTEREG® (alvimopan) were $6.5 million and $3.3 million for the three months ended September 30, 2010 and 2009, respectively, and $18.1 million and $7.2 million for the nine months ended September 30, 2010 and 2009, respectively.  The increase in net product sales during the three and nine months ended September 30, 2010 as compared to the prior year periods resulted from an increase in the number of hospitals ordering ENTEREG and increased penetration within existing hospital customers.  In addition, net product sales for the three and nine months ended September 30, 2010 were recognized at the time of shipment as compared to net product sales for the three and nine months ended September 30, 2009, which were recognized on a reorder basis under the Company’s previous revenue recognition policy.  Net shipments of ENTEREG for the three and nine months ended September 30, 2009 were $4.0 million and $8.9 million, respectively.

Separately, the Company recently announced that it initiated a Phase 2 study of ADL5945 in patients suffering from opioid-induced constipation (OIC).

“The third quarter saw solid progress in our OIC clinical program, where we completed single-ascending dose studies with ADL5945 and ADL7445 in healthy volunteers and multiple-ascending studies with both compounds in patients suffering with OIC,” said Michael R. Dougherty, President and Chief Executive Officer.  “Our Phase 2 study of ADL5945 is now underway and we look forward to completing this important trial in mid-2011,” continued Mr. Dougherty.  “Third quarter financial results reflect continued modest growth in ENTEREG sales and a reduction in our cash burn from operations.”

Cash, cash equivalents and short-term investments at September 30, 2010 were $53.6 million.  Third quarter operating expenses included a cash charge of $1.9 million relating to the July 2010 restructuring.

About Adolor

Adolor Corporation is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription gastrointestinal and pain management products.

Adolor’s first approved product in the United States is ENTEREG, which is indicated to accelerate the time to upper and lower gastrointestinal recovery following partial large or small bowel resection surgery with primary anastomosis.  ENTEREG is available for short-term use in hospitals registered under the E.A.S.E.® Program.  For more information on ENTEREG, including its full prescribing information, visit www.ENTEREG.com.  In collaboration with GSK, the Company launched ENTEREG in mid-2008.

The Company’s research and development pipeline includes: ADL5945 and ADL7445, novel mu opiate receptor antagonists undergoing clinical development for chronic OIC;  two novel delta opioid receptor agonists, one of which currently is in mid-stage clinical development in collaboration with Pfizer Inc. for neuropathic pain; and several earlier-stage compounds under development for the management of pain and CNS disorders.

For more information, visit www.adolor.com.

Forward-Looking Statements

This press release, and oral statements made with respect to information contained in this release, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide Adolor’s current expectations or forecasts of future events.  These may include statements regarding market prospects for ENTEREG, including whether growth in net product sales will continue; anticipated scientific progress on Adolor’s research programs; development of potential pharmaceutical products, including the OBD and the delta opioid receptor agonist programs and the timing and results of any clinical studies of Adolor’s compounds; interpretation of clinical results; prospects for regulatory approvals; and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning or that otherwise express contingencies, goals, targets or future development.  These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, that could cause actual results and developments to differ materially from those expressed or implied in such statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries, as well as more specific risks and uncertainties facing Adolor such as those set forth in its reports on Forms 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Adolor urges you to carefully review and consider the disclosures found in its filings which are available at www.sec.gov and from Adolor at www.adolor.com.  Given the uncertainties affecting pharmaceutical companies such as Adolor, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Adolor undertakes no obligation to publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise, except as may be required by law.

This press release is available on the website http://www.adolor.com.

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[Financial information follows]

ADOLOR CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Product sales, net	$6,528,496	$3,343,947	$18,077,998	$7,158,679
Contract revenues	4,145,113	5,318,994	14,209,991	17,247,860

Total revenues, net	10,673,609	8,662,941	32,287,989	24,406,539

Operating expenses incurred:
Cost of product sales	730,337	320,711	1,997,572	704,273
Research and development	6,425,667	11,105,662	26,539,299	35,400,476
Selling, general and administrative	7,750,777	8,673,482	25,980,032	26,056,422
Restructuring charge	1,918,701	(148,000)	1,918,701	4,058,521

Total operating expenses	16,825,482	19,951,855	56,435,604	66,219,692

Loss from operations	(6,151,873)	(11,288,914)	(24,147,615)	(41,813,153)
Interest income	38,505	159,842	157,658	954,894
Other income	51,517	—	51,517	—

Net loss	$(6,061,851)	$(11,129,072)	$(23,938,440)	$(40,858,259)

Basic and diluted net loss per share	$(0.13)	$(0.24)	$(0.52)	$(0.88)

Shares used in computing basic and diluted net loss per share	46,351,148	46,296,235	46,332,662	46,296,235

CONSOLIDATED BALANCE SHEET
DATA
(Unaudited)

	September 30,	December 31,
	2010	2009
Cash, cash equivalents and short-term investments	$53,591,496	$83,205,976
Working capital	42,046,651	66,989,322
Total assets	59,247,407	91,459,434
Total stockholders’ equity	22,293,395	44,053,673